UNITED STATES
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SCHEDULE 14A

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Tesla, Inc.

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On September 15, 2025, Robyn Denholm, Chair of the Board of Directors of Tesla, Inc. (“Tesla”), participated in an interview with Semafor Business Newsletter. A copy of the article is below.

Tesla board chair says impact of Musk’s political turn on Tesla sales is ‘not conclusive’

Semafor Business Newsletter

By Liz Hoffman and Reed Albergotti

15 September 2025

Tesla’s board chair said she isn’t convinced that Elon Musk’s conservative political turn has hurt the company’s car sales and defended a blockbuster pay package that has drawn criticism from governance scolds and the pope.

Musk’s stint in the White House, subsequent split from the president, and continued embrace of right-wing causes has alienated consumers across the political spectrum, polls have repeatedly found. That sentiment has coincided with plummeting sales of Teslas, particularly in Europe.

Tesla’s board members “have access to a lot of information, and it’s not conclusive one way or another,” Robyn Denholm said in an interview Monday. “Could there be some impact? There could be, but there were other factors as well,” she said, including Tesla’s decision to shut down and retool its main factory this summer.

Denholm also said she isn’t entirely sold on the idea of Tesla investing in Musk’s xAI, a hypothetical that shareholders will vote on at the company’s annual meeting in November. “It’s quite distinct, what the two companies are doing,” she said. “There is always some overlap, but not as much as people think.”

Tesla’s investors are likely to be excited about the idea, which was put forward by a shareholder, though it was welcomed onto the ballot by the board. AI enthusiasm could help Tesla hit the market-cap goals baked into Musk’s pay plan.

But that would create a thorny conflict of interest for Denholm and her fellow directors, with Musk seeking — not for the first time — to use Tesla to subsidize one of his less-profitable ventures. Tesla spent years defending, ultimately successfully, its 2016 acquisition of Solar City, Musk’s struggling clean-energy company.

“There are obviously a lot of learnings” from the Solar City transaction, Denholm said, though she defended it as creating Tesla’s battery and charging division, which accounts for 12% of the company’s revenues and 20% of profits.

Denholm is giving interviews to explain the board’s decision to award Musk a pay package that could be worth $1 trillion if the company hits milestones for market capitalization, profits, and vehicle production. “They are very ambitious plans, but they’re not unrealistic,” said Denholm, who has sat since 2014 on Tesla’s board, which also includes his brother, Kimbal Musk, and James Murdoch.

Tesla says the high headline figure is the cost of keeping Musk focused on Tesla, rather than on his other companies, including SpaceX and Neuralink, or on politics. (When asked whether the board considered more explicit demands over how Musk spends his time, Denholm said “we considered a whole bunch of things, but we also know how Elon works.“)

For most companies and CEOs, the metrics would be preposterously out of reach — among them are an eight-fold increase in market valuation and a 30-fold increase in earnings — but that ignores Musk’s ability to marshal investor enthusiasm and pull off new product launches.

Payouts at escalating metrics would give Musk an additional 12% ownership stake on top of the roughly 20% he already owns, which he has said he needs to ensure that AI is developed responsibly at the company. Under the plan, Musk gets the voting rights attached to some Tesla shares years before he would be able to sell them.

“It’s not about the money for him. If there had been a way of delivering voting rights that didn’t necessarily deliver dollars, that would have been an interesting proposition,” Denholm said. “But in today’s world, it’s very difficult to do that.”

She declined to provide details on whether, for example, the company had considered a move similar to Google’s 2014 introduction of a new class of shares.

On September 15, 2025, Elon Musk posted the following on X.

Additional Information and Where to Find It

Tesla intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement will contain important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders will be able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders will be able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in Tesla’s preliminary proxy statement on Schedule 14A for the 2025 Annual Meeting, filed on September 5, 2025 (the “Preliminary Proxy Statement”), commencing on pages 134 and 156, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Preliminary Proxy Statement commencing on page 164 and is available here. Supplemental information regarding holdings of the Company’s securities can be found in the Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC on September 9, 2025 for Mr. Taneja (available here); on September 12, 2025 for Mr. Zhu (available here); and on September 15, 2025 for Mr. Musk (available here). Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the section titled “Ownership of Securities” of the Definitive Proxy Statement and other materials to be filed with the SEC in connection with the 2025 Annual Meeting.